SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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[X] Soliciting Material Pursuant to §240.14a-12

I-many, Inc.

(Name of Registrant as Specified In Its Charter)

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Filed by I-many, Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934.

Subject Company: I-many, Inc.

Commission File No.: 000-30883

Frequently Asked Questions

Q. Why is I-many selling its Health & Life Sciences business?

A. I-many made a strategic decision to sell its Health & Life Sciences business to focus exclusively on furthering its leadership in the enterprise contract management solutions space.

I-many believes the sale will enable the Company to:

•	Further develop the depth and breadth of its enterprise contract management solution suite in order to offer the highest possible value to customers

•	Accelerate penetration of the Company’s solutions in target markets

•	Realize operational efficiencies from a singular focus that will reduce expenses

Q. When is the sale expected to close?

A. The sale is expected to close near the end of Q3 2003, subject to approval by I-many’s shareholders and satisfaction of other customary closing conditions.

Q. What does Neoforma do?

A. Neoforma is a leading supply chain management solutions provider for the healthcare industry. Through a unique combination of technology, information and services Neoforma provides innovative solutions to over 1,450 hospitals and suppliers, supporting nearly $5 billion in annual transaction volume. By bringing together contract information and order data, Neoforma’s integrated solution set delivers a comprehensive view of an organization’s supply chain, driving significant cost savings and better decision-making for both hospitals and suppliers.

Q. What is the strategic fit between the two companies?

A. Neoforma has a strong presence on the buy-side (hospitals). I-many has a dominant presence on the sell-side (manufacturers). The combined solutions clearly connect the health and life sciences industry supply chain and are expected to create greater value for the customers of both companies.

Neoforma’s primary product offering is an integrated set of supply chain management solutions for the healthcare industry. It recently launched the latest version of Neoforma Contract Management SolutionTM (CMS), a Web-based solution that enables hospitals to drive down supply costs through improved contract optimization, fewer price discrepancies and faster, better informed decision making. I-many Health & Life Sciences products are widely recognized as industry standards for complex contract rebate management and will complement the Neoforma offering.

Q. How many customers does Neoforma have?

A. Neoforma serves over 1,450 hospital and supplier customers.

Q. Who are their customers?

A. Neoforma’s customer base includes hospitals, suppliers and GPOs. Hospital customers include Cedars-Sinai Health System, Ochsner Clinic Foundation, BJC Healthcare and major suppliers such as AmeriSource, Cardinal, Sysco, ALARIS, Bayer, Philips, Tyco, Xerox and 3M.

Q. How many employees does Neoforma have?

A. Neoforma has approximately 260 employees.

Q. Where can I find more information on Neoforma?

A. For more information, visit the Neoforma web site at www.neoforma.com.

Health & Life Sciences Employees

Q. What does the sale mean to me?

A Neoforma intends to hire most of the approximately 150 I-many employees dedicated to the Health & Life Sciences business. Neoforma is currently reviewing its organizational structure and working though an integration plan, which will be communicated to all employees as quickly as possible. We believe I-many Health & Life Sciences employees will find enhanced career opportunities at Neoforma.

Q. When will I become a Neoforma employee?

A. I-many Health & Life Sciences employees transferring to Neoforma will become Neoforma employees upon the close of the sale.

Q. Will I have to relocate?

A. We believe most I-many Health & Life Sciences employees will not be required to relocate.

Q. Will I have the same job responsibilities at Neoforma that I have now at I-many?

A. We believe most I-many Health & Life Sciences employees will have essentially the same roles and responsibilities at Neoforma.

Q. Will my base salary change?

A. We do not anticipate base salary changes for I-many Health & Life Sciences employees.

Q. Will my benefits change?

A. More information on the Neoforma Benefits Plan will be distributed to I-many Health & Life Sciences employees shortly.

Industry Solutions Employees

Q. What does the sale mean to me?

A. Following the expected close of the sale, you will be part of a smaller organization laser focused on developing and delivering the deepest and broadest enterprise contract management solution suite in the industry for the benefit of our current and future customers.

Q. What are I-many’s long term plans?

A. I-many’s primary objective of being the leading enterprise contract management solutions provider has not changed. I-many is firmly and passionately committed to further expanding its industry leadership.

Q. What will I-many’s financial position be following the close of the sale?

A. I-many anticipates that it will have approximately $45 million in cash and marketable securities and negligible debt following the close of the sale.

Q. Will the I-many product release schedule or roadmap change?

A. The product release schedule and roadmap is expected to accelerate as a result of I-many’s single focus on its enterprise contract management solution suite.